Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact: Howard Hill Interim President/CEO (858) 549-6340 rfi@rfindustries.com	Investor Contact: Robert Jacobs Jacobs Communications (310) 927 3108 robert.jacobs@jacobscon.com

RF Industries Reports Fourth Quarter and Fiscal 2016 Results

Fourth Quarter and Fiscal 2016 Loss Impacted by Non-Cash

Goodwill Impairment Charge of $2.8 Million

San Diego, California, January 27, 2017 -- RF Industries, Ltd. (NASDAQ: RFIL) today announced results for the fourth quarter and fiscal year ended October 31, 2016.

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2016 were $8.1 million compared to net sales of $8.7 million for the same quarter last year. The net loss for the quarter was $3.0 million, or $0.34 per share, compared to net income of $270,000, or $0.03 per diluted share, in the same quarter last year. The fourth quarter net loss was primarily the result of a non-cash goodwill impairment charge of $2.8 million. Net sales declined, primarily associated with lower sales at the Company’s Custom Cabling Manufacturing and Assembly ("Custom Cabling") segment, which contributed only $5.3 million, compared to $5.9 million of net sales in the same quarter last year.

Howard Hill, interim President and CEO said, "Although sales at the Custom Cabling segment continue to be affected by weak demand for our telecommunications, data and wireless products, fourth quarter sales improved at the RF Connector and Cable Assembly segment, compared to the same quarter last year. While we have significantly reduced operating expenses, fourth quarter fiscal 2016 selling and general expenses were affected by certain one-time expenses associated with changes in management personnel. Going forward, we anticipate that our on-going efforts to reduce expenses should result in annual savings of approximately $750,000 for the coming fiscal year."

Gross profit for the fourth quarter of fiscal 2016 declined to $2.0 million, or 24.3% of sales, compared to $2.8 million, or 32.6% of sales, in the same quarter last year due to lower gross margins at all Company divisions. Selling and general expenses increased slightly to $2.3 million from $2.2 million in the fourth quarter last year, and increased, as a percentage of sales, to 28.4% from 25.6% in the same quarter last year, primarily due to one-time expenses related to changes in senior management personnel. These one-time expenses were partly offset by reduced headcount and improved expense controls at the Custom Cabling segment, where fourth quarter selling and general expenses declined 23.9% to $919,000, or 17.2% of sales, compared to $1,208,000, or 20.4% of sales in the same quarter last year. Operating income in the fourth quarter of fiscal 2016 was affected by the one-time, non-cash accounting charge of $2.8 million for the write-down of the Company’s goodwill investment in its Cables Unlimited subsidiary.

Fiscal Year Results

Net sales for the fiscal year ended October 31, 2016 were $30.2 million, compared to net sales of $30.9 million in fiscal 2015. The net loss in fiscal 2016 was $4.1 million, or $0.47 per share, including the non-cash goodwill impairment charge of $2.8 million. Net income last year was $994,000 or $0.11 per diluted share. While net sales at the Custom Cabling segment increased 8.8%, to $20.9 million, compared to $19.2 million in fiscal 2015, fiscal 2016 net sales at Custom Cabling benefited from twelve months of sales at Rel-Tech, compared to only four months in fiscal 2015. Net sales at the RF Connector segment declined to $9.4 million, compared to $11.7 million in fiscal 2015, when sales benefitted from $883,000 in sales at the Aviel division, which was sold in the first quarter of fiscal 2016.

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7610 Miramar Road, San Diego, CA 92126-4202 $ (858) 549-6340 $ (800) 233-1728 $ FAX (858) 549-6345

E-mail: rfi@rfindustries.com $ Internet: www.rfindustries.com

RF Industries Reports Fourth Quarter and Fiscal 2016 Results January 27, 2017 Page Two

"In fiscal 2016, we shut down and sold underperforming divisions that no longer fit in our core operations. We are optimistic that the rapidly growing Distributed Antenna Systems market, the improving strength of certain telecom industry segments and our significant expense reductions at the Custom Cabling segment will lead to improved sales and to profitability in the coming year," said Hill.

Fiscal 2016 gross profit declined to 28% from 33.8% of sales last year primarily due to higher sales from the lower margin Custom Cabling segment. Gross margins at this segment were 20.9% of sales, compared to 23.4% of sales in fiscal 2015. Gross margins at the RF Connector and Cable Assembly segment were 43.8% compared to 50.9% in fiscal 2015.

Selling and general expenses for fiscal 2016 increased $672,000, to $9.6 million, or 31.6% of sales, compared to $8.9 million, or 28.8% of sales in fiscal 2015. The Custom Cabling segment accounted for a $412,000 increase in general and administrative expenses, primarily due to operating expenses at Rel-Tech, which the Company owned for the full fiscal year 2016, compared to only four months in fiscal 2015. An additional $256,000 of one-time expenses related to an abandoned strategic business combination, together with expenses related to management personnel changes, added $441,000 to general and administrative expenses for fiscal 2016. Fiscal 2016 operating income was affected by the one-time non-cash expense of $2.8 million related to an accounting write-down of approximately 90% of the Company’s remaining goodwill and intangibles investment in Cables Unlimited.

Balance Sheet Data

At October 31, 2016, the Company reported working capital of $12.8 million, including cash and cash equivalents of $5.3 million, a current ratio of approximately 4.3-to-1, no long-term debt, and stockholders' equity of $21.4 million. During fiscal 2016, the Company used net cash of $1.1 million to pay cash dividends of $0.13 per share to its shareholders.

About RF Industries

RF Industries is a leading designer and manufacturer of innovative interconnect products and complex cable assemblies across diversified, high growth markets including wireless carriers & infrastructure, and industrial. The Company's products include RF connectors, coaxial and custom cable assemblies, fiber optic cables, and wiring harnesses. The Company's connectivity products are used throughout the growing and evolving wireless infrastructure. Through its Rel-Tech Electronics, Inc. and Comnet Telecom Supply, Inc. subsidiaries, the Company also manufactures and sells other cabling technologies and data center equipment solutions. The Company is headquartered in San Diego, California with operations in Yaphank, New York, East Brunswick, New Jersey and Milford, Connecticut. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events which are subject to a number of factors that could cause actual results to differ materially, including the Company’s ability to improve sales, reduce expenses, and attain profitability. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the Company's reliance on certain distributors for a significant portion of anticipated revenues, the Company's ability to penetrate the Distributed Antenna Systems (DAS) market; its ability to expand its OEM relationships; the success it has with newly designed solutions for fiber optics, cable assemblies and DAS components, and its ability to successfully reduce its operating expenses as planned. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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RF INDUSTRIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED) (in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2016	2015	2016	2015
Net sales	$8,082	$8,685	30,241	$30,908
Cost of sales	6,121	5,857	21,778	20,446
Gross profit	1,961	2,828	8,463	10,462

Operating expenses:
Engineering	190	198	747	775
Goodwill and other intangible impairment	2,844	--	2,844	--
Selling and general	2,299	2,220	9,560	8,888
Total operating expenses	(5,333)	2,418	13,151	9,663

Operating income (loss)	(3,372)	410	(4,688)	799

Other income	9	16	5	35

Income (loss) from continuing operations before provision for income taxes	(3,363)	426	(4,683)	834

Provision (benefit) for income taxes	(322)	97	(652)	140

Income (loss) from continuing operations	(3,041)	329	(4,031)	694

Income (loss) from discontinued operations, net of tax	17	(59)	(58)	300

Net income (loss)	$(3,024)	$270	$(4,089)	$994

Earnings (loss) per basic share:
Continuing operations	$(0.34)	$0.04	$(0.46)	$0.08
Discontinued operations	0.00	(0.01)	(0.01)	0.04
Net income (loss) per share	$(0.34)	$0.03	$(0.47)	$0.12

Earnings (loss) per diluted share:
Continuing operations	$(0.34)	$0.04	$(0.46)	$0.08
Discontinued operations	0.00	(0.01)	(0.01)	0.03
Net income (loss) per share	$(0.34)	$0.03	$(0.47)	$0.11

Weighted average shares outstanding:
Basic	8,834,747	8,636,029	8,786,510	8,494,111
Diluted	8,834,747	8,980,304	8,786,510	8,862,217

RF INDUSTRIES, LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	October 31,
	2016	2015
	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,258	$7,595
Trade accounts receivable, net	4,077	3,980
Inventories	6,022	6,928
Other current assets	1,436	728
Deferred tax assets	--	426
TOTAL CURRENT ASSETS	16,793	19,657

Property and equipment, net	828	921
Goodwill	3,219	5,913
Amortizable intangible assets, net	3,619	4,268
Non-amortizable intangible assets	1,237	1,387
Note receivable from stockholder	--	67
Other assets	141	39
TOTAL ASSETS	$25,837	$32,252

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,138	$1,493
Accrued expenses	2,770	2,868
TOTAL CURRENT LIABILITIES	3,908	4,361

Deferred tax liabilities	409	1,143
Other long-term liabilities	128	377
TOTAL LIABILITIES	4,445	5,881

COMMITTMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01
par value; 8,835,483 and 8,713,664 shares issued and
outstanding at October 31, 2016 and 2015, respectively	88	87
Additional paid-in capital	19,379	19,129
Retained earnings	1,925	7,155
TOTAL STOCKHOLDERS' EQUITY	21,392	26,371
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$25,837	$32,252